UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 18, 2011

Commission file number    000-53236

SILVER HILL MINES, INC.

(Name of Small Business Issuer in its Charter)

NEVADA	91-1257351
(State of Incorporation)	(IRS Employer identification No.)

3565 Las Vegas Blvd. S., Suite 419 Las Vegas, Nevada	89109
(Address of principal executive offices)	(Zip Code)

Issuer's telephone number, (206) 9239022

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws

On June 20, 2011, Silver Hill Mines, Inc. (the “Company”) filed a certificate of amendment with the Nevada Secretary of State to consolidate the Company’s issued and outstanding common shares on a 100 old for 1 new basis.  There is no effect on the number of authorized common stock shares.

The filing is expected to become effective on July 8, 2011 subject to a review by FINRA. The certificate is attached to this Current Report as Exhibit 3.1. No fractional shares will be issued and all fractional shares resulting from the consolidation will be rounded up.

The consolidation will decrease the Company’s issued and outstanding common shares to 499,190 from the current 49,918,961.  The number of authorized common stock shares shall remain 250,000,000.

Once these corporate changes are processed the Company will announce the effectiveness of these changes by filing a Current Report on Form 8-K.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On June 18, 2011, under the laws of Nevada, NRS 78.320(2), the majority of the voting power of the Company waived the notice requirement of the special meeting of shareholders, approved of the SLVH board of directors action without a meeting of the shareholders, and consented to a without meeting for the purpose of performing a reverse split of 100-to-1 to the common stock and keeping the number of authorized shares of the common stock at 250,000,000.

Shares For	Shares Against	Shares Abstained/Absent(2)
212,907,250(1)	0	37,011,711

__________________

(1)

Approximately 85% of the voting power was present via proxy, included in this vote are the voting rights of the outstanding preferred shares, by which the Articles of Incorporation and Certificate of Designation for the preferred shares permit the holders of the preferred shares to vote on common stock matters.

(2)

Under the laws of Nevada, if the majority of the voting power waives the notice requirement, a special meeting of the shareholders can be conducted.  No notice was sent due to the approximate 85% voting power approving of the waiver of notice.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits

3.1

Certificate of Amendment filed with the Nevada Secretary of State on June 20, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Silver Hill Mines, Inc. (Registrant)

Date: June 22, 2011

/s/ Lisa Logan

Lisa Logan, President